Exhibit 5.1

AMANDA M. DARBY
1331 17th Street, Suite 720
Denver, Colorado 80202-1557

April 25, 2006

Rentech, Inc.

1331 17th Street, Suite 720

Denver, Colorado  80202

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel of Rentech, Inc., a Colorado corporation (the “Company”). I have acted as counsel to the Company in connection with its Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of a total of 5,000,000 shares (the “shares”) of the Company’s common stock, $0.01 par value, which may be issued from time to time under the Rentech, Inc. 2006 Incentive Award Plan (the “Plan”).

In connection with the opinion expressed below, I have made such factual inquiries and have examined or caused to be examined such questions of law as I have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries and examinations, in my opinion, any shares of common stock that have been or may hereafter be issued pursuant to the Plan have been duly authorized and, when issued and paid for as provided in the Plan, will be validly issued, fully paid and nonassessable.

I express no opinion as to matters governed by the laws of any jurisdiction other than the laws of the State of Colorado, as in effect on the date hereof. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement referred to above. By so consenting, I do not admit that I am an expert with respect to any portion of the Registration Statement so as to require such consent.

Very truly yours,

/s/ AMANDA M. DARBY
Amanda M. Darby
General Counsel